Exhibit 5.1

2001 ROSS AVENUE DALLAS, TEXAS 75201-2980 TEL +1 214.953.6500 FAX +1 214.953.6503 www.bakerbotts. com	AUSTIN BEIJING DALLAS DUBAI HONG KONG HOUSTON LONDON MOSCOW NEW YORK RIYADH WASHINGTON

July 20, 2007

SemGroup Energy Partners, L.P.

Two Warren Place

6120 South Yale Avenue, Suite 700

Tulsa, Oklahoma 74136

Ladies and Gentlemen:

We have acted as counsel to SemGroup Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), and SemGroup Energy Partners G.P., L.L.C., a Delaware limited liability company and the general partner of the Partnership (the “Company”), with respect to certain legal matters in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Partnership with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to 1,250,000 common units representing limited partner interests of the Partnership (the “Common Units”) that may be issued pursuant to the Company’s Long-Term Incentive Plan, as amended (the “Plan”). At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

In our capacity as your counsel in the connection referred to above, we have examined the Plan, the Partnership’s First Amended and Restated Agreement of Limited Partnership and the Partnership’s Certificate of Limited Partnership, each as amended to date, and originals, or copies certified or otherwise identified, of partnership records of the Partnership, including minute books of the Partnership as furnished to us by the Partnership, certificates of public officials and of representatives of the Partnership, statutes (including the Delaware Revised Uniform Limited Partnership Act) and other instruments and documents as a basis for the opinions hereinafter expressed.

We have assumed that all signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete.

Based upon our examination as aforesaid, and subject to the assumptions, qualifications, limitations and exceptions herein set forth, we are of the opinion that, when issued and sold from time to time in accordance with the provisions of the Plan, the Common Units will be duly authorized, validly issued, fully paid and nonassessable.

July 20, 2007

The opinion set forth above is limited in all respects to the Revised Uniform Limited Partnership Act of the State of Delaware and federal laws of the United States, and no opinion is expressed herein as to matters governed by the law of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.